As filed with the Securities and Exchange Commission on June 13, 2001
                                                      REGISTRATION NO. 333-56491
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                D.R. HORTON, INC.
             (Exact name of registrant as specified in its charter)


                  DELAWARE                                  1531                                75-2386963
       (State or other jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
       incorporation or organization)            Classification Code Number)

                                                                                           PAUL W. BUCHSCHACHER
                                                                                   VICE PRESIDENT AND CORPORATE COUNSEL
       1901 ASCENSION BLVD., SUITE 100                                               1901 ASCENSION BLVD., SUITE 100
           ARLINGTON, TEXAS 76006                                                         ARLINGTON, TEXAS 76006
               (817) 856-8200                                                                 (817) 856-8200
      (Address, including zip code, and                                          (Name, address, including zip code, and
  telephone number, including area code, of                                     telephone number, including area code, of
  registrant's principal executive offices)                                                 agent for service)


                 THE COMMISSION IS REQUESTED TO MAIL COPIES OF ALL ORDERS, NOTICES AND COMMUNICATIONS TO:
                                                 IRWIN F. SENTILLES, III
                                               GIBSON, DUNN & CRUTCHER LLP
                                            2100 MCKINNEY AVENUE, SUITE 1100
                                                  DALLAS, TEXAS 75201
                                                    (214) 698-3100

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after this Post-Effective Amendment No. 1 to Form S-4
                   Registration Statement becomes effective.

                                   ----------

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                                   ----------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                               PROPOSED              PROPOSED
                                                                                MAXIMUM               MAXIMUM           AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING    REGISTRATION
                 TO BE REGISTERED                   REGISTERED(1)(2)(3)        PER SHARE               PRICE               FEE(4)
--------------------------------------------------- --------------------- -------------------- ---------------------- --------------
common stock (par value $.01 per share).........    9,006,603                     --                    --                 --
====================================================================================================================================

(1) Of the 10,000,000 shares of common stock initially included in the registrant's registration statement, as filed on June 10, 1998, 2,555,911 shares were issued in January 1999.

(2) Pursuant to Rule 416(b) of the Securities Act, this post-effective amendment reflects the additional shares of the registrant's common stock that are issuable as a result of the registrant's 9% stock dividend paid in September 2000 and its 11% stock dividend paid in March 2001.

(3) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered changes, the provisions of Rule 416(a) shall apply and this post-effective no. 1 to Form S-4 registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this post-effective no. 1 to Form S-4 registration statement.

(4) A registration fee of $52,569 was paid in connection with the initial registration of 10,000,000 shares of common stock on June 10, 1998. Pursuant to Rule 416 of the Securities Act, no further registration fee is required.

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS


                                D.R. HORTON, INC.

                       By this prospectus, we offer up to

                                9,006,603 shares

                                 of common stock

                                   ----------

         This prospectus relates to 9,006,603 shares of our common stock that we may offer for sale from time to time in connection with acquisitions by us or our subsidiaries of the assets or securities of other entities. We also may issue shares upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with these acquisitions.

         We anticipate that shares issued in connection with acquisitions will be valued, for purposes of determining the number of shares to be issued, at prices related to the market price of our common stock as of one or more times during the period between the time the terms of an acquisition are agreed upon and the time the shares are issued.

         No underwriting discounts or commissions will be paid in connection with the issuance of shares, although finders' fees may be paid from time to time in connection with acquisitions. Any person receiving finders' fees may be deemed an underwriter within the meaning of the Securities Act of 1933.

         Our common stock is traded on the New York Stock Exchange under the symbol "DHI." On June 8, 2001, the last sale price of our common stock as reported on the New York Stock Exchange was $22.02 per share.

                                   ----------

         INVESTING IN THE SHARES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is June 13, 2001

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Commission:

Judiciary Plaza, Room 10024              Seven World Trade Center,              Citicorp Center
450 Fifth Street, N.W.                   Suite 1300                             500 West Madison Street
Washington, D.C.  20549                  New York, New York  10048              Suite 1400
                                                                                Chicago, Illinois  606

      You can also obtain copies of this information by mail from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330.

      The Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Commission. The address of that site is http://www.sec.gov.

      You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed with the Commission a registration statement on Form S-4 that registers the shares we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Commission allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this or another document.

      This prospectus includes by reference the documents listed below that we have previously filed with the Commission and that are not included in or delivered with this document. They contain important information about our company and its financial condition.


FILING                                                                                      PERIOD
================================================================================ =================================
Annual Report on Form 10-K                                                       Year ended September 30, 2000

Pages two through four under the caption "Election of Directors," pages twelve through thirteen under the caption "Beneficial Ownership of Common Stock," pages fourteen through sixteen under the captions "Executive Compensation" through "Compensation Committee Interlocks and Insider Participation," and page twenty-one under the caption "Section 16(a) Beneficial Ownership Reporting
Compliance", contained in our Proxy Statement dated December 13, 2000, relating to our 2001 annual meeting of stockholders and incorporated into our Annual
Report on Form 10-K.

Quarterly Reports on Form 10-Q                                                   Quarter ended December 31, 2000
                                                                                 Quarter ended March 31, 2001

Current Reports on Form 8-K                                                      Filed March 8, 2001
                                                                                 Filed April 18, 2001
                                                                                 Filed May 10, 2001
                                                                                 Filed May 14, 2001


      We incorporate by reference additional documents that we may file with the Commission between the date of this prospectus and the date of the closing of each offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than filings under Item 9), as well as proxy statements.

      YOU CAN OBTAIN ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT FROM US WITHOUT CHARGE, EXCLUDING ANY EXHIBITS TO THOSE DOCUMENTS UNLESS THE EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU CAN OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM US AT THE FOLLOWING ADDRESS:

                         ASSISTANT TO CORPORATE COUNSEL
                                D.R. HORTON, INC.
                            1901 ASCENSION BOULEVARD
                                    SUITE 100
                             ARLINGTON, TEXAS 76006
                            (817) 856-8200, EXT. 1046

      IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, ANY REQUEST SHOULD BE MADE NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH YOU PLAN TO MAKE A FINAL INVESTMENT DECISION.

                           FORWARD-LOOKING STATEMENTS

         The statements contained in this prospectus and the information incorporated by reference include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from the results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

         o changes in general economic, real estate construction and other business conditions;

         o changes in interest rates and the availability of mortgage financing;

         o        governmental regulations and environmental matters;

         o        our substantial debt;

         o        competitive conditions within our industry;

         o        the availability of capital; and

         o        our ability to effect our growth strategies successfully.

         See the section entitled "Risk Factors."

         We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in additional documents incorporated into this prospectus by reference should be consulted.

                                   ----------

         The terms "we", "our" and "us" refer to D.R. Horton, Inc. unless the context suggests otherwise. The term "you" refers to a prospective investor.

                                   THE COMPANY

         We are a national homebuilder. We construct and sell single-family homes in metropolitan areas of the Mid-Atlantic, Midwest, Southeast, Southwest and West regions of the United States. We offer high quality homes, designed principally for first-time and move-up home buyers. Our homes generally range in size from 1,000 to 5,000 square feet and range in price from $60,000 to $800,000. For the year ended September 30, 2000, we closed 19,144 homes with an average sales price approximating $182,600. For the six months ended March 31, 2001, we closed 8,620 homes with an average sales price approximating $198,300.

         We are one of the largest and most geographically diversified homebuilders in the United States, with operating divisions in 23 states and 39 markets as of March 31, 2001. The markets we operate in are: Albuquerque, Atlanta, Austin, Birmingham, Charleston, Charlotte, Chicago, Cincinnati, Columbia, Dallas/Fort Worth, Denver, Greensboro, Greenville, Hilton Head, Houston, Jacksonville, Killeen, Las Vegas, Los Angeles, Louisville, Minneapolis/St. Paul, Myrtle Beach, Nashville, New Jersey, Newport News, Orlando, Phoenix, Portland, Raleigh/Durham, Richmond, Sacramento, Salt Lake City, San Antonio, San Diego, St. Louis, South Florida, Tucson, suburban Washington, D.C. and Wilmington.

         We build homes under the following names: D.R. Horton, Arappco, Cambridge, Continental, Dobson, Mareli, Milburn, Regency, SGS, Torrey and Trimark.

         Donald R. Horton began our homebuilding business in 1978. In 1991 we were incorporated in Delaware to acquire the assets and businesses of our predecessor companies which were residential home construction and development companies owned or controlled by Mr. Horton. Since July 1993, we have acquired 15 other homebuilding companies.

         Our principal executive offices are at 1901 Ascension Blvd., Suite 100, Arlington, Texas 76006, our telephone number is (817) 856-8200, and our Internet website address is www.drhorton.com. Information on our Internet website is not part of this prospectus.

                               RECENT DEVELOPMENTS

QUARTERLY CASH DIVIDEND

         In April 2001, we declared a quarterly cash dividend of five cents ($0.05) per share, which is a 25% increase over the quarterly dividend declared in the prior year. The dividend was paid on May 15, 2001 to stockholders of record on May 8, 2001.

ACQUISITION OF FORTRESS-FLORIDA ASSETS

         In May 2001, we completed the acquisition of the assets of Fortress-Florida, Inc., a wholly-owned subsidiary of The Fortress Group, Inc. The acquisition also included the Jacksonville assets of Fortress Mortgage, Inc., an affiliated mortgage company. The purchase price was approximately $28.5 million in cash, subject to adjustment based on the book value of the assets acquired, and approximately $17.5 million in repayment of outstanding debt of Fortress-Florida. For the year ended December 31, 2000, Fortress-Florida closed 711 homes, generating revenue of approximately $99 million. The assets acquired include a backlog of homes under contract of approximately $54.3 million (360 homes) at April 30, 2001.

         Fortress-Florida's homebuilding and development operations have been conducted in the Jacksonville and Daytona Beach areas. Fortress-Florida has been building homes in 28 communities, and has been in various stages of development and planning in an additional 12 communities. Fortress-Florida has been offering a wide range of high-quality, single-family homes, designed principally for the entry-level and move-up market segments. The homes generally range in size from 1,100 to 3,800 square feet, and in price from $90,000 to $400,000, with an average selling price of approximately $150,000 for the backlog of homes under contract at April 30, 2001.

ISSUANCE OF ZERO COUPON CONVERTIBLE SENIOR NOTES

         In May 2001, we issued $381.1 million principal amount at maturity of our zero coupon convertible senior notes due 2021. Each $1,000 note was sold for $524.78, which represents a yield-to-maturity of 3.25% per year. Each $1,000 note is convertible into 17.4927 shares of our common stock if (i) the average per share sale price of our common stock for the 20 trading days immediately prior to the conversion date is at least 110% of the accreted value of the note, divided by the conversion rate, (ii) the initial credit ratings assigned to the notes are reduced two rating levels, (iii) we call the notes for redemption,
(iv) we make specified distributions to our stockholders or (v) we enter into any merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property. The conversion rate may be adjusted under certain circumstances but will not be adjusted for increases in the accreted value of the notes.

         The holders of the notes may require us to purchase the notes on the following dates at the following prices: May 11, 2003 at $559.73; May 11, 2008 at $657.64; and May 11, 2013 at $772.66. In addition, if we experience specific kinds of fundamental changes before May 11, 2003, holders may require us to purchase the notes for an amount equal to the accreted value of the notes. In either case, we may choose to pay the purchase price in cash, in shares of our common stock valued at 95% of their market price or any combination of cash and our common stock; provided that any purchase made on May 11, 2003 will be only in cash. We may, at any time on or after May 11, 2003, redeem the notes for cash in an amount equal to the accreted value of the notes.


                            ACQUISITION TRANSACTIONS

         By means of this prospectus, we may offer shares of our common stock for sale from time to time in connection with acquisitions by us or our subsidiaries of the assets or securities of other entities. We also may issue the shares upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with these acquisitions. These acquisitions may include exchanges, mergers and other forms of business combinations. The consideration that we will pay for these acquisitions may consist of cash, assumption of liabilities, evidences of debt, shares or combinations thereof.

         We anticipate that the terms of the acquisitions in which we issue shares will be determined through direct negotiations with the securities holders or controlling persons of the entities being acquired. Factors taken into account in determining the terms may include earnings power, quality of management, properties, market location and position, and growth potential. We also anticipate that shares issued in connection with acquisitions will be valued, for purposes of determining the number of shares to be issued, at prices related to the market price of our common stock as of one or more times during the period between the time the terms of an acquisition are agreed upon and the time the shares are issued.

                                  RISK FACTORS

         Before acquiring these securities, you should consider all of the information set forth in this prospectus and the information incorporated by reference and, in particular, you should evaluate the risk factors set forth below.

BECAUSE OF THE CYCLICAL NATURE OF OUR INDUSTRY, FUTURE CHANGES IN GENERAL ECONOMIC, REAL ESTATE CONSTRUCTION OR OTHER BUSINESS CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

         Cyclical Industry. The homebuilding industry is cyclical and is significantly affected by changes in general and local economic conditions, such as:

         o        employment levels;

         o        availability of financing for home buyers;

         o        interest rates;

         o        consumer confidence; and

         o        housing demand.

         An oversupply of alternatives to new homes, such as rental properties and used homes, could depress new home prices and reduce our margins on the sale of new homes.

         Inventory Risks. Inventory risks can be substantial for homebuilders. We must continuously seek and make acquisitions of land for expansion into new markets and for replacement and expansion of land inventory within our current markets. The risks inherent in purchasing and developing land increase as consumer demand for housing decreases. Thus, we may have bought and developed land on which we cannot build and sell homes. As a result of our growth and acquisitions, we are developing more land than we were in recent years. The market value of undeveloped land, building lots and housing inventories can fluctuate significantly as a result of changing market conditions. We cannot assure you that the measures we employ to manage inventory risks will be successful.

         In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may have to sell homes at a loss.

         Supply Risks. The homebuilding industry has from time to time experienced significant difficulties, including:

         o        shortages of qualified trades people;

         o reliance on local subcontractors, who may be inadequately capitalized;

         o        shortages of materials; and

         o volatile increases in the cost of materials, particularly increases in the price of lumber, drywall and cement, which are significant components of home construction costs.

         Risks from Nature. Weather conditions and natural disasters, such as hurricanes, tornadoes, earthquakes, floods and fires, can harm the homebuilding business. The climates and geology of many of the states in which we operate, including California, Florida, Georgia, North Carolina, Oregon, South Carolina and Texas, present increased risks of natural disaster.

         As a result of all of the foregoing, in the future, potential customers may be less willing or able to buy our homes, or we may take longer or pay more costs to build them. We may not be able to recapture increased costs by raising prices in many cases because we fixed our prices up to six months in advance of delivery by signing home sales contracts. In addition, some home buyers may cancel or not honor their home sales contracts altogether.

FUTURE INCREASES IN INTEREST RATES OR REDUCTIONS IN MORTGAGE AVAILABILITY COULD PREVENT POTENTIAL CUSTOMERS FROM BUYING OUR HOMES AND ADVERSELY AFFECT OUR BUSINESS.

         Virtually all our customers finance their acquisitions through lenders providing mortgage financing. Increases in interest rates or decreases in availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs to potential home buyers. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their homes to potential buyers who need financing. This could adversely affect our results of operations.

         In addition, we believe that the availability of FHA and VA mortgage financing is an important factor in marketing many of our homes. Any limitations or restrictions on the availability of such financing could adversely affect our sales.

GOVERNMENTAL REGULATIONS COULD INCREASE THE COST AND LIMIT THE AVAILABILITY OF OUR DEVELOPMENT AND HOMEBUILDING PROJECTS AND ADVERSELY AFFECT OUR BUSINESS.

         We are subject to extensive and complex regulations that affect the development and homebuilding process, including zoning, density and building standards. These regulations often provide broad discretion to the administering governmental authorities. This can delay or increase the costs of development or homebuilding.

         We also are subject to a variety of local, state and federal laws and regulations concerning protection of the environment. These environmental laws may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict development and homebuilding activity in environmentally sensitive regions or areas.

OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         We have a significant amount of debt. As of March 31, 2001, our consolidated debt was approximately $1,691.7 million.

         Possible Consequences. The amount of our debt could have important consequences to you. For example, it could:

         o limit our ability to obtain future financing for working capital, capital expenditures, acquisitions, debt service requirements or other requirements;

         o require us to dedicate a substantial portion of our cash flow from operations to the payment on our debt and reduce our ability to use our cash flow for other purposes;

         o limit our flexibility in planning for, or reacting to, the changes in our business;

         o place us at a competitive disadvantage because we have more debt than some of our competitors; and

         o make us more vulnerable in the event of a downturn in our business or in general economic conditions.

         Dependence on Future Performance. Our ability to meet our debt service and other obligations will depend upon our future performance. We are engaged in businesses that are substantially affected by changes in economic cycles. Our revenues and earnings vary with the level of general economic activity in the markets we serve. Our businesses are also affected by financial, political, business and other factors, many of which are beyond our control. The factors that affect our ability to generate cash can also affect our ability to raise additional funds for these purposes through the sale of equity securities, the refinancing of debt, or the sale of assets. Changes in prevailing interest rates may affect our ability to meet our debt service obligations, because borrowings under our revolving credit facility bear interest at floating rates. We have entered into "interest rate swap" agreements for only a portion of our outstanding borrowings.

         Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our revolving credit facility will be adequate to meet our future liquidity needs for the long term. We cannot assure you, however, that in the future our business will generate sufficient cash flow from operations or that borrowings will be available to us under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

         Our revolving credit facility matures in April 2002, and we have begun discussions with our banks concerning a new facility. Based on our discussions, we believe that a new facility will likely be different in size and costs from our current facility. We may also need to refinance all or a portion of our other debt on or before their maturity. We cannot assure you that we will be able to refinance any of our debt, including our revolving credit facility on commercially reasonable terms or at all.

         Indenture and Credit Facility Restrictions. The indentures governing our outstanding public debt and our revolving credit facility impose restrictions on our operations and activities. The most significant restrictions relate to debt incurrence, lien incurrence, sales of assets and cash distributions by us and require us to comply with certain financial covenants. If we fail to comply with any of these restrictions or covenants, the trustees or the banks, as appropriate, could cause our debt to become due and payable prior to maturity.

HOMEBUILDING IS VERY COMPETITIVE, AND COMPETITIVE CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

         The homebuilding industry is highly competitive. Homebuilders compete not only for home buyers, but also for desirable properties, financing, raw materials and skilled labor. We compete with other local, regional and national homebuilders, including those with a sales presence on the Internet, often within larger subdivisions designed, planned and developed by such homebuilders. The competitive conditions in the homebuilding industry could result in:

         o        difficulty in acquiring suitable land at acceptable prices;

         o        increased selling incentives;

         o        lower sales or profit margins; or

         o        delays in construction of our homes.

OUR FUTURE GROWTH REQUIRES ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE.

         Our operations require significant amounts of cash. We will be required to seek additional capital, whether from sales of equity or debt or additional bank borrowings, for the future growth and development of our business. We can give no assurance as to the terms or availability of such additional capital. Moreover, the indentures for our outstanding debt contain provisions that may restrict the debt we may incur in the future. If we are not successful in obtaining sufficient capital, it could reduce our sales and may adversely affect our future growth and results of operations.

WE CANNOT ASSURE YOU THAT OUR GROWTH STRATEGIES WILL BE SUCCESSFUL.

         Since 1993, we have acquired many homebuilding companies. In addition, in 1999, we began to make limited investments in emerging growth companies that serve the homebuilding industry or provide diversification opportunities. We are currently focusing on internal growth and strategic acquisitions of homebuilding companies, and we have reduced our authorization for other investments. Successful strategic acquisitions require the integration of operations and management and other efforts to realize the benefits that may be available. Although we believe that we have been successful in doing so in the past, we can give no assurance that we will continue to be able to identify, acquire and integrate successful strategic acquisitions in the future. Moreover, we may not be able to implement successfully our operating and growth strategies within our existing markets or any further diversification efforts.

WE CANNOT ASSURE YOU THAT AT OR AFTER AN ACQUISITION OUR SHARES OF COMMON STOCK WILL TRADE AT OR NEAR THE PRICES UPON WHICH THE ACQUISITION WAS BASED.

         The market price of our shares of common stock is subject to fluctuation. As a result, the market value of the shares that you may receive in connection with an acquisition may increase or decrease prior to and following the completion of the acquisition. We cannot assure you that at or after the completion of the acquisition our shares will trade at or near the prices upon which the acquisition was based, or the prices at which our shares have traded in the past. The prices at which our shares trade may be influenced by many factors, including the liquidity of the shares, the impact of the shares issued in acquisitions or upon possible conversion of our outstanding zero coupon convertible senior notes, investor perceptions of us and the homebuilding industry, our operating results, our dividend policy and general economic and market conditions.

         SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA
                 (dollars in millions except per share amounts)

         The following summary consolidated financial information for the five years ended September 30, 2000, is derived from our audited consolidated financial statements and should be read in conjunction with such consolidated financial statements and the related notes thereto. On April 20, 1998, we consummated a merger with Continental Homes Holding Corp. which was treated as a pooling of interests for accounting purposes. Therefore, all financial amounts have been restated as if we had been combined throughout the periods presented. The following summary consolidated financial information for the six months ended March 31, 2000 and 2001, is derived from our unaudited consolidated financial statements.

                                                                                                                  SIX MONTHS
                                                              YEAR ENDED SEPTEMBER 30,                           ENDED MARCH 31,
                                         ----------------------------------------------------------------   -----------------------
                                            1996         1997          1998          1999         2000         2000          2001
                                         ----------   ----------    ----------    ----------   ----------   ----------    ---------
                                                                                                                   (unaudited)
INCOME STATEMENT DATA:
Revenues:
  Homebuilding .......................   $  1,136.2   $  1,567.4    $  2,155.0    $  3,119.0   $  3,604.2   $  1,585.7   $  1,766.0
  Financial services .................         11.5         11.0          21.9          37.2         49.5         22.1         28.5
Gross profit .........................        206.2        274.9         394.9         570.5        663.1        294.7        349.2
Income before income taxes:
  Homebuilding .......................         85.0        105.6         152.0         250.7        294.5        125.8        149.7
  Financial services .................          4.8          3.0           7.1          13.1         14.7          6.4          9.2
Loss on extinguishment of debt,
  net of income taxes ................         (6.9)          --            --            --           --           --           --
Cumulative effect of change in
  accounting principle, net of
  income taxes(1) ....................           --           --            --            --           --           --          2.1
Net income ...........................         46.2         65.0          93.4         159.8        191.7         82.0        101.4
Per share amounts (basic):
  Earnings before cumulative
   effect of change in
   accounting principle ..............   $     0.94   $     1.06    $     1.45    $     2.10   $     2.55   $     1.09   $     1.32
  Loss on extinguishment of debt .....        (0.12)          --            --            --           --           --           --
  Cumulative effect of change in
   accounting principle(1) ...........           --           --            --            --           --           --         0.03
                                         ----------   ----------    ----------    ----------   ----------   ----------   ----------
Net income ...........................   $     0.82   $     1.06    $     1.45    $     2.10   $     2.55   $     1.09   $     1.35
                                         ----------   ----------    ----------    ----------   ----------   ----------   ----------
Per share amounts (assuming
  dilution):
  Earnings before cumulative
   effect of change in
   accounting principle ..............   $     0.88   $     0.95    $     1.29    $     2.07   $     2.53   $     1.08   $     1.30
  Loss on extinguishment of debt .....        (0.11)          --            --            --           --           --           --
  Cumulative effect of change in
   accounting principle(1) ...........           --           --            --            --           --           --         0.03
                                         ----------   ----------    ----------    ----------   ----------   ----------   ----------
Net income ...........................   $     0.77   $     0.95    $     1.29    $     2.07   $     2.53   $     1.08   $     1.33
                                         ----------   ----------    ----------    ----------   ----------   ----------   ----------
Cash dividends per common
  share(2) ...........................   $       --   $     0.06    $     0.09    $     0.11   $     0.15   $     0.07   $     0.09
                                         ----------   ----------    ----------    ----------   ----------   ----------   ----------

SELECTED OPERATING DATA -
HOMEBUILDING:
Gross profit margin ..................         18.1%        17.5%         18.3%         18.3%        18.4%        18.6%        19.8%
Number of homes closed ...............        7,651       10,038        13,944        18,395       19,144        8,856        8,620
New sales orders, net (homes)(3)  ....        8,432       10,551        15,952        18,911       19,223        9,285       10,941
New sales orders, net ($value)(3) ....   $  1,254.7   $  1,595.7    $  2,533.2    $  3,266.2   $  3,676.4   $  1,717.4   $  2,256.1
  Sales backlog at end of
   period (homes)(4) .................        3,274        3,961         6,341         7,309        7,388        7,738        9,709
  Sales backlog at end of
   period ($value)(4) ................   $    504.4   $    609.2    $  1,052.9    $  1,356.6   $  1,536.9   $  1,511.4   $  2,083.3

                                                               AS OF SEPTEMBER 30,                              AS OF MARCH 31,
                                         ----------------------------------------------------------------   -----------------------
                                            1996         1997          1998          1999         2000         2000          2001
                                         ----------   ----------    ----------    ----------   ----------   ----------    ---------
BALANCE SHEET DATA:
Inventories......................        $    690.2   $  1,024.3    $  1,358.0    $  1,866.1   $  2,191.0   $  2,151.7    $ 2,533.0
Total assets.....................             841.3      1,248.3       1,667.8       2,361.8      2,694.6      2,625.1      3,127.0
Total debt:
  Homebuilding...................             414.9        632.6         826.0       1,086.3      1,245.6      1,336.7      1,588.9
  Financial services.............               5.4         18.2          28.5         104.4         98.8         76.8        102.8
Stockholders' equity.............             306.6        427.9         549.4         797.6        969.6        862.1      1,072.2
Book value per common share......              5.30         6.70          8.13         10.50        12.94        11.53        14.20

----------

(1) On October 1, 2000, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS #133) as amended by SFAS #137 and #138. Accordingly, the fair market value of our interest rate swaps, which were not designated as hedges under SFAS #133, was recorded, net of applicable income taxes, as a cumulative effect of a change in accounting principle.

(2) Cash dividends per common share represent those dividends declared to our shareholders, unadjusted for the April 1998 merger with Continental.

(3) Represents homes placed under contract during the period, net of cancellations.

(4) Represents homes under contract but not yet closed at the end of the period.

                         PER SHARE PRICES AND DIVIDENDS

         Our common stock is listed on the New York Stock Exchange under the symbol "DHI." The following table shows the high and low sales prices for our common stock for the periods indicated, as reported on the New York Stock Exchange, adjusted for the 9% stock dividend paid in September 2000 and the 11% stock dividend paid in March 2001. The table also shows cash dividends declared on our common stock during the periods indicated.

                                                                                           COMMON STOCK
                                                                             ---------------------------------------
                                                                                                           DIVIDENDS
                                                                              HIGH          LOW            DECLARED
                                                                             ------        ------          ---------
                  Year ended September 30, 1999:
                             Quarter Ended December 31..................     $19.01        $ 8.78          $   .0225
                             Quarter Ended March 31.....................      19.01         12.24                .03
                             Quarter Ended June 30......................      16.53         12.71                .03
                             Quarter Ended September 30.................      14.52         10.02                .03

                  Year ended September 30, 2000:
                             Quarter Ended December 31..................     $12.86        $ 8.27          $     .03
                             Quarter Ended March 31.....................      11.62          8.99                .04
                             Quarter Ended June 30......................      12.09         10.07                .04
                             Quarter Ended September 30.................      17.36         11.36                .04

                  Current Year:
                             Quarter Ended December 31..................     $23.42        $13.74          $     .04
                             Quarter Ended March 31.....................      24.32         17.90                .05

         On June 8, 2001, the closing price per share of our common stock as reported on the New York Stock Exchange was $22.02, and there were approximately 333 holders of record.

         We urge securities holders of businesses to be acquired by us to obtain current market quotations for our common stock prior to making any decision to acquire any shares of our common stock.

         The declaration of cash dividends is at the discretion of our Board of Directors and will depend upon, among other things, future earnings, cash flows, capital requirements, our general financial condition and general business conditions. To declare cash dividends, we must comply with covenants contained in our bank agreements and indentures. The most restrictive of these covenants allows us to pay cash dividends on common stock in an amount, on a cumulative basis, not to exceed 50% of consolidated net income, as defined, subject to adjustments for other payments restricted by the covenant. Pursuant to the most restrictive of these requirements, we had approximately $288.8 million available for dividends and other restricted payments at March 31, 2001.

                          DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock is 200,000,000 shares of common stock, $.01 par value, and 30,000,000 shares of preferred stock, $.10 par value. At June 8, 2001, 75,608,671 shares of common stock and no shares of preferred stock were outstanding.

PREFERRED STOCK

      We may issue preferred stock in series with any rights and preferences that may be authorized by our board of directors. We will file a certificate with the State of Delaware with regard to each particular series of preferred stock authorized by our board of directors in accordance with the corporate laws of the State of Delaware. Each certificate will establish the designations, powers, preferences and rights of the series of preferred stock to which it relates and any qualifications, limitations or restrictions of the series.

COMMON STOCK

      Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors.

      Holders of common stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The common stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

      The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

      The following provisions in our charter or bylaws may make a takeover of our company more difficult:

         o an article in our charter prohibiting stockholder action by written consent;

         o an article in our charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of common stock to remove a director;

         o a bylaw limiting the persons who may call special meetings of stockholders to our board of directors or a committee authorized by the board or the bylaws to call a meeting; and

         o bylaws providing time limitations for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders' meetings.

      These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

      As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" from engaging in a "business combination" with us for three years following the date that person became an interested stockholder, unless:

         o before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

         o upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

         o on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66-2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

      An "interested stockholder" is generally a person owning 15% or more of our outstanding voting stock. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

                 CERTAIN FEDERAL SECURITIES LAWS CONSIDERATIONS

         Persons who directly or indirectly control, are controlled by, or are under common control with, companies or other entities whose assets or securities are acquired by us, may be deemed to be underwriters of securities within the meaning of Section 2(11) of the Securities Act of 1933, if these persons offer or sell any shares covered by this prospectus other than in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act of 1933. Rule 145(d) provides that persons will not be deemed to be underwriters if:

         o        among other things,

                  (i) we have complied with certain reporting requirements of the Exchange Act,

                  (ii) the amounts of shares sold fall within certain volume limitations,

                  (iii) shares are sold only in brokers' transactions within the meaning of Section 4(4) of the Securities Act of 1933, and

                  (iv) persons do not solicit or arrange for the solicitation of orders to buy such shares in anticipation of or in connection with the offer or sale thereof to any persons other than the brokers executing the orders to sell such shares;

         o the persons are not our affiliates and have been the beneficial owners of the shares for at least one year, and we have complied with certain reporting requirements of the Exchange Act; or

         o the persons are not, and have not been for at least three months, our affiliates and have been the beneficial owners of the shares for at least two years.

                                  LEGAL MATTERS

         Gibson, Dunn & Crutcher LLP, Dallas, Texas, will render an opinion with respect to the validity of the securities being offered by this prospectus. We will file the opinion as an exhibit to the registration statement.

                                     EXPERTS

         The consolidated financial statements of D.R. Horton, Inc., appearing in D.R. Horton, Inc.'s Annual Report (Form 10-K) for the year ended September 30, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

================================================================================

WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT US THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS DOCUMENT. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO SELL, OR SOLICITATIONS OF OFFERS TO PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                   ----------


                  TABLE OF CONTENTS

Where You Can Find More Information................i
Incorporation of Certain Documents by Reference....i
Forward-looking Statements.........................ii
The Company........................................1
Recent Developments................................1
Acquisition Transactions...........................2
Risk Factors.......................................3
Summary Consolidated Financial Information and
  Operating Data...................................6
Per Share Prices and Dividends.....................8
Description of Capital Stock.......................9
Certain Federal Securities Laws Considerations....10
Legal Matters.....................................10
Experts...........................................10


================================================================================

================================================================================

                                   ----------

                                D.R. HORTON, INC.


                                9,006,603 SHARES
                                  COMMON STOCK





                                   PROSPECTUS











                                 JUNE 13, 2001


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The registrant's Amended and Restated Certificate of Incorporation, as amended, provides that the registrant shall, to the full extent permitted by the Delaware General Corporation Law or other applicable laws presently or hereafter in effect, indemnify each person who is or was or had agreed to become a director or officer of the registrant, or each such person who is or was serving or who had agreed to serve at the written request of the board of directors or an officer of the registrant as an employee or agent of the registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any such case owned or controlled by the registrant, including the heirs, executors, administrators or estate of such person, and eliminates the personal liability of its directors to the full extent permitted by the Delaware General Corporation Law or other applicable laws presently or hereafter in effect. The registrant has entered into an indemnification agreement with each of its directors and executive officers.

      Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

      Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

      The registrant also has obtained directors and officers liability insurance that provides insurance coverage for certain liabilities which may be incurred by the registrant's directors and officers in their capacity as such.

ITEM 21.          EXHIBITS AND FINANCIAL SCHEDULES.

     (a) Exhibits:

            EXHIBIT
            NUMBER                      EXHIBITS
            -------                     --------
               4.1    Amended and Restated Certificate of Incorporation, as
                      amended, of the registrant (incorporated by reference from
                      Exhibit 4.2 to the registrant's registration statement
                      (No. 333-76175) on Form S-3, filed April 13, 1999)

               4.2    Amended and Restated Bylaws of the registrant
                      (incorporated by reference from Exhibit 3.1 to the registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998)

               5.1 Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as to the validity of the securities being registered

              23.1    Consent of Gibson, Dunn & Crutcher LLP, Dallas, Texas (See
                      Exhibit 5.1)

              23.2    Consent of Ernst & Young LLP, Fort Worth, Texas

             *24.1 Powers of Attorney (See signature page of this registration statement)

----------
   * Previously filed

ITEM 22.          UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus.

         (d) The undersigned registrant hereby undertakes as follows:

                  (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this post-effective amendment no. 1 to Form S-4 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Texas, on June 13, 2001.

                                            D.R. HORTON, INC.


                                        By:   /s/ DONALD R. HORTON
                                            ------------------------------------
                                            Donald R. Horton
                                            Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to Form S-4 registration statement has been signed by the following persons in the capacities and on the dates indicated.


                        REGISTRANT OFFICERS AND DIRECTORS

                 SIGNATURE                                       TITLE                                DATE
                 ---------                                       -----                                ----
          /s/ DONALD R. HORTON                           Chairman of the Board                   June 13, 2001
         ------------------------                    (Principal Executive Officer)
             Donald R. Horton

          /s/ DONALD J. TOMNITZ             Vice Chairman of the Board, President and Chief      June 13, 2001
         ------------------------                          Executive Officer
             Donald J. Tomnitz

           /s/ SAMUEL R. FULLER                Executive Vice President, Treasurer, Chief        June 13, 2001
         ------------------------                    Financial Officer and Director
             Samuel R. Fuller                 (Principal Accounting and Financial Officer)

           BRADLEY S. ANDERSON*                                 Director                         June 13, 2001
         ------------------------
            Bradley S. Anderson

           /s/ RICHARD BECKWITT                                 Director                         June 13, 2001
         ------------------------
             Richard Beckwitt

            RICHARD I. GALLAND*                                 Director                         June 13, 2001
         ------------------------
            Richard I. Galland

             RICHARD L. HORTON*                                 Director                         June 13, 2001
         ------------------------
             Richard L. Horton

             TERRILL J. HORTON*                                 Director                         June 13, 2001
         ------------------------
             Terrill J. Horton

             FRANCINE I. NEFF*                                  Director                         June 13, 2001
         ------------------------
             Francine I. Neff

             SCOTT J. STONE*                                    Director                         June 13, 2001
         ------------------------
              Scott J. Stone


*By  /s/   DONALD R. HORTON
    ------------------------
         Donald R. Horton
         Attorney-in-Fact

                                  EXHIBIT INDEX

            EXHIBIT
            NUMBER                      DESCRIPTION
            -------                     -----------
               4.1    Amended and Restated Certificate of Incorporation, as
                      amended, of the registrant (incorporated by reference from
                      Exhibit 4.2 to the registrant's registration statement
                      (No. 333-76175) on Form S-3, filed April 13, 1999)

               4.2    Amended and Restated Bylaws of the registrant
                      (incorporated by reference from Exhibit 3.1 to the registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998)

               5.1 Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as to the validity of the securities being registered

              23.1    Consent of Gibson, Dunn & Crutcher LLP, Dallas, Texas (See
                      Exhibit 5.1)

              23.2    Consent of Ernst & Young LLP, Fort Worth, Texas

             *24.1 Powers of Attorney (See signature page of this registration statement)

----------
   * Previously filed